UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: October 19, 2010
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
     On October 19, 2010, BigBand Networks, Inc. (the “Company”) announced the results of its operations for the three months ended September 30, 2010. The complete release is attached to this report as Exhibit 99.1

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On October 19, 2010, the Company notified the Nasdaq Stock Market (“Nasdaq”) pursuant to Nasdaq Listing Rule IM5605-5(4)(B) that upon the resignation of Harald Braun from the audit committee of the Board of Directors due to his appointment as an executive officer of the Company, the Company currently has only two directors on its audit committee. As such, the Company is not currently in compliance with the “three member audit committee” requirement of Nasdaq Listing Rule IM5605-4 and intends to rely on the cure period provision of Rule IM5605-5(4)(B) whereby the Company must regain compliance by the earlier of the Company’s next annual stockholders’ meeting or October 19, 2011.
     The Company currently intends to appoint an additional member to its audit committee prior to the end of the cure period provided by the Nasdaq rule.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
     On October 19, 2010, the Company announced that Harald Braun, 54, was appointed on an interim basis to serve as Executive Vice President of the Company, and will be based in Boca Raton, Florida. Mr. Braun will continue to serve on the Company’s Board of Directors. Mr. Braun and the Company entered into an employment offer letter agreement, which provides for an annual base salary of $325,000 and eligibility for up to $276,250 (85% of base salary) in variable compensation based on the achievement of quarterly goals as established by the compensation committee of the Board of Directors. The offer letter also provides for the payment of a sign-on bonus of $30,000 on the first pay date following Mr. Braun’s hire date. Further, Mr. Braun will be eligible for the following severance benefits: if he is terminated or constructively terminated (other than for cause) within six (6) months of a change in control, he will receive twelve (12) months’ of his then current base salary and twelve (12) months of health benefits. A copy of the employment offer letter agreement is filed as Exhibit 10.1 hereto, and the preceding disclosure is qualified in its entirety by reference to Exhibit 10.1.
     In addition, Mr. Braun has been provided with the Company’s standard indemnification agreement for directors and executive-level employees, and will participate in the Company’s standard benefits plans and policies.
     Prior to joining the Company’s executive team, Mr. Braun was the President and Chief Executive Officer of Aviat Networks, Inc. (formerly Harris Stratex Networks, Inc.), a supplier of wireless transmission networks, from April 2008 to June 2010. Between April 2007 and April 2008, Mr. Braun was a Senior Executive at Nokia Siemens Networks, North America, a network equipment company. From 1987 to April 2007, Mr. Braun was the President and Chief Executive Officer of Siemens Networks, LLC. Mr. Braun holds a B.S. in Engineering from the University of Aachen, Germany.
     On October 19, 2010, Mr. Braun resigned as a member of both the audit and compensation committees of the Company’s Board of Directors since he no longer qualifies as an “independent director” under applicable Nasdaq and SEC regulations.

     Pursuant to the instructions to paragraph 5.02(c) of Form 8-K, the Company is making the disclosure required pursuant to 5.02(c) on the date of public announcement of Mr. Braun’s appointment as Executive Vice President.

Item 5.07.	Submission of Matters to a Vote of Security Holders.
     A special meeting of stockholders of BigBand Networks, Inc. (the “Company”) was held on October 18, 2010. The following matter was voted upon:
1.	Regarding the proposal to ratify an employee stock option exchange program, the votes were as follows:

	FOR	AGAINST	ABSTAIN
Approval of an employee option exchange program	35,400,948	14,363,447	1,402,111
     There were no broker non-votes.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Offer Letter Agreement dated October 18, 2010 with Harald Braun
99.1	Press Release dated October 19, 2010 of BigBand Networks, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: October 19, 2010	By:	/s/ Ravi Narula
Ravi Narula
Senior Vice President & Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBITS

10.1	Offer Letter Agreement dated October 18, 2010 with Harald Braun
99.1	Press Release dated October 19, 2010 of BigBand Networks, Inc.